EXHIBIT 1

GROUP AGREEMENT

This GROUP AGREEMENT is made as of November 13, 2014 (the "Agreement"), by and between (i) SpringOwl Asset Management LLC ("SpringOwl"), Daniel Silvers (“Mr. Silvers”), Andrew Nelson (“Mr. Nelson”), Laura Conover (“Ms. Conover”) and Barry Konig (“Mr. Konig” and together with Mr. Silvers, Mr. Nelson and Ms. Conover (collectively with SpringOwl, the “SpringOwl Parties”) and (ii) Cove Street Capital, LLC ("Cove Street" and together with the SpringOwl Parties, the "Group" and individually, a "Group Member").

WHEREAS, the Group Members or entities managed by the Group Members, as applicable, are direct and/or beneficial stockholders of common stock of Forestar Group Inc., a Delaware corporation (the "Company"); and

WHEREAS, the Group wishes to enter into this Agreement pertaining to their investments in, and activities related to, the Company and its Securities (as defined below), including but not limited to potential nominations of individuals for election as directors at the Company's 2015 annual meeting of stockholders (the "2015 Annual Meeting") and the potential solicitation of proxies in connection therewith (the "Proxy Solicitation").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.                  SpringOwl represents to Cove Street that, as of the date hereof, the SpringOwl Parties or their respective affiliates are the beneficial owners of 354,224 shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as a result of any economic interest in such Common Stock by virtue of swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to Common Stock (such instruments, together with Common Stock, hereinafter referred to as “Securities”) and Cove Street represents to SpringOwl that, as of the date hereof, it is the beneficial owner of 1,799,244 shares of Common Stock within the meaning of Rule 13d-3 under the Exchange Act or as a result of interests in other Securities held in accounts over which Cove Street exercises investment and voting discretion. The following table sets forth the schedule of the Securities described in this Section 1 for each of SpringOwl and Cove Street, and neither party beneficially owns or controls any other Securities except as set forth below:

Ownership (as of 11/6/14)	Quantity of Securities
Accounts managed by SpringOwl	344,224
Accounts not managed by SpringOwl (but where certain officers are the beneficial owners)	10,000
Accounts managed by Cove Street	1,799,244

2.                  To the extent that they so determine, the Group Members shall mutually agree to deliver an advance notice of the Group's intention to nominate individuals for election as directors at the 2015 Annual Meeting in accordance with the bylaws of the Company (a "Nomination Notice"). Following any submission of the Nomination Notice, the Group Members shall mutually agree on further actions to be taken with respect to the Proxy Solicitation, including but not limited to the filing of a proxy statement in connection therewith pursuant to Section 14 of the Exchange Act.

3.                  No Group Member or any of their respective affiliates shall acquire Securities of the Company if, as a result, the Group would be deemed to have beneficial ownership of 10% or more of any class of the outstanding equity of the Company without the prior written consent of each of SpringOwl and Cove Street.

4.                  Each Group Member agrees to generally consult with each of (i) SpringOwl and (ii) Cove Street, as applicable, regarding all purchases and sales of Securities of the Company by them or their affiliates. Subject to the terms of this Agreement, including, but not limited to Section 3 herein, nothing shall restrict any party’s right to purchase or sell Securities, as it deems appropriate, in its sole discretion; provided that all such purchases or sales are made in compliance with all applicable securities laws. Subject to the terms of this Agreement, each Group Member retains sole discretion over acquisitions and dispositions of, and voting authority over, the Securities that such Group Member holds or beneficially owns. Each Group Member shall advise the other Group Members in writing by 4:30 P.M. Eastern Time on the date that its ownership of Securities, including any purchases or sales thereof, changes. Notwithstanding anything to the contrary herein, no Group Member shall: (i) sell or otherwise dispose of any Securities of the Company without the prior consultation with each of (x) SpringOwl and (y) Cove Street, as applicable and if the Group Member receives any bids that would enable the Group Member to sell, the Group Member will make this bid available to all Group Members to participate in such sale on a pro rata basis, as determined by each such party’s portion of the aggregate Securities owned by such parties and their affiliated funds and discretionary accounts immediately prior to such acquisition, or (ii) acquire any Securities of the Company without providing each of (x) SpringOwl and (y) Cove Street, as applicable, an opportunity to participate in such acquisition on a pro rata basis, as determined by each such party’s portion of the aggregate Securities owned by such parties and their affiliated funds and discretionary accounts immediately prior to such acquisition.

5.                  Either SpringOwl, on behalf of all of the SpringOwl Parties, on the one hand, or Cove Street, on the other hand, may terminate this Agreement and its obligations hereunder, and thereby terminate the group formed hereby, immediately upon written notice to the other. This Agreement will automatically terminate on the date that is the earliest of (i) 30 days after the date that no Group Member owns any Securities of the Company, (ii) the termination of any Proxy Solicitation or (iii) the completion of the 2015 Annual Meeting, including any adjournment thereof. Upon termination pursuant to this section, all obligations provided for in this Agreement shall terminate, except for the obligations provided for in Section 6 and the indemnification obligations in Section 7 of this Agreement.

6.                  Each of SpringOwl and Cove Street agree to pay their pro rata portion of all expenses (as determined by each of SpringOwl and Cove Street’s respective portion of the aggregate Securities beneficially owned by each of SpringOwl and Cove Street at the time an expense is incurred), including legal and financial advisory expenses incurred by the Group with respect to any actions taken by the Group or any Group Member pursuant to this Agreement, including any Proxy Solicitation, subject to certain adjustments or limitations, as more fully described in Exhibit A hereto.

7.                  Each Group Member agrees that any filing with the Securities and Exchange Commission (including without limitation any filing required by Section 13(d), Section 14 or Section 16 of the Exchange Act), press release, white paper, stockholder communication or other public communication proposed to be made or issued by the Group or any of the Group Members in connection with the Group's activities shall be made or issued with the mutual agreement of the Group Members. Each Group Member agrees that any Schedule 13D (including any amendment thereto) under the Exchange Act with respect to the Company ("Schedule 13D") shall be filed jointly by the Group Members. Each of the Group Members agrees that it shall be responsible for the completeness and accuracy of the information concerning it contained in any filing pursuant to Section 13(d), Section 14 or Section 16 of the Exchange Act or any filing pursuant to the Hart-Scott-Rodino Act Antitrust

Improvements Act of 1976 and each of SpringOwl, on behalf of the SpringOwl Parties, and Cove Street hereby agrees to indemnify Cove Street and the SpringOwl Parties, respectively, and their respective affiliates from and against any losses, damages, costs, expenses (including any reasonable and documented attorneys' fees), fines, penalties, disbursements and amounts paid in settlement arising out of any failure with respect to the completeness or accuracy of such information; provided, however, that neither SpringOwl nor Cove Street shall enter into any settlement agreement without the prior written consent of the other unless such settlement includes (i) no admission of liability or guilt by such other party and (ii) an unconditional release of such other party or parties, as applicable, from any and all liability or obligation in respect of such claim. The Group Members shall not be responsible for the completeness and accuracy of the information concerning any other Group Member contained in such filings, except to the extent that it knows or has reason to believe that such information is inaccurate, in which case, no indemnification for such Group Member will be available with respect to such inaccuracy. The right of indemnification provided for in this Section 7 shall continue after the termination of the Agreement, but only for events that occurred prior to such termination and subsequent to the date hereof.

8.                  The relationship of the parties hereto shall be limited to carrying on the activities of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such activities as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party or to create a joint venture or partnership.

9.                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

10.              This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. If any provision of this Agreement would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent. In the event of any dispute among the parties hereto arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

11.              Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other parties hereto.

12.              Each Group Member acknowledges that Schulte Roth & Zabel LLP ("SRZ") shall act as legal counsel for the Group in connection with the Proxy Solicitation, and each of SpringOwl and Cove Street hereby waives any conflicts in connection with such representation. Each Group Member further agrees that, if any dispute should arise between the Group Members and SRZ actively represents all Group Members at the time of such dispute, then SRZ shall withdraw from representing Cove Street and Cove Street shall waive any conflict with SRZ's continued representation of SpringOwl.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SpringOwl Asset Management, LLC

By:	/s/ Andrew Wallach
Name: Andrew Wallach
Title: Managing Member

/s/ Daniel Silvers
Daniel Silvers

/s/ Andrew Nelson
Andrew Nelson

/s/ Laura Conover
Laura Conover

/s/ Barry Konig
Barry Konig

Cove Street Capital, LLC
By:	/s/ Jeff Bronchick
Name: Jeff Bronchick
Title: Managing Member